Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-225075) of Cadence Bancorporation and in the related Prospectus and in the Registration Statement (Form S-8 No. 333-217316) pertaining to the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan dated April 14, 2017, of our reports dated March 1, 2019, with respect to the consolidated financial statements of Cadence Bancorporation and the effectiveness of internal control over financial reporting of Cadence Bancorporation included this Annual Report (Form 10-K filed on March 1, 2019, as amended on March 8, 2019 and June 20, 2019) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Birmingham, Alabama

June 20, 2019